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                                                                       EXHIBIT 5





December 18, 2000



ARI Network Services, Inc.
330 East Kilbourn Avenue
Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

I am the Corporate Attorney of ARI Network Services, Inc. (the "Company") and, in that connection, assisted with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about December 19, 2000 (the "Registration Statement") relating to the sale by the Company of 525,000 shares of common stock, $.001 par value (the "Shares"), in the manner set forth in the Company's 2000 Stock Option Plan and the 2000 Employee Stock Purchase Plan (the "Plans").

I have examined: (a) each of the Plans, (b) the Company's Restated Articles of Incorporation and By-Laws, as amended, (c) certain resolutions of the Company's Board of Directors, and (d) such other proceedings, documents and records as I have deemed necessary to enable me to render this opinion.

Based upon the foregoing, I am of the opinion that the Shares, when sold as contemplated by the respective Plans, will be duly authorized and validly issued, fully paid and nonassessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Statutes, which provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof.

This opinion is limited to the laws of the State of Wisconsin.

I consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, I do not admit that I am an "expert" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                                     Very truly yours,

                                                     /s/ Jason David Bartel

                                                     Jason David Bartel